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                                                               Exhibit 99


January 17, 2001                            FOR IMMEDIATE RELEASE


Contact:

Richard F. Bonini                           Mario S. Levis
Senior Executive Vice President             Executive Vice President & Treasurer
Tel: (212) 329-3728                         Tel: (787) 749-7108


                       DORAL FINANCIAL CORPORATION REPORTS
                                 RECORD EARNINGS
             FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2000

         San Juan, Puerto Rico, January 17, 2001 - Doral Financial Corporation (NASDAQ: DORL), a diversified financial holding company with banking operations in the United States and Puerto Rico and the largest residential mortgage lender in Puerto Rico, reported record results for the fourth quarter and year ended December 31, 2000.

         Net income for the quarter ended December 31, 2000 amounted to a record $22.7 million, compared to $17.7 million for the 1999 period, an increase of 28%. For the year ended December 31, 2000, Doral Financial earned a record $84.7 million, compared to $67.9 million for the same period of 1999, an increase of 25%. Consolidated earnings per diluted share were $0.48 and $1.85, respectively, for the fourth quarter and year ended December 31, 2000 as compared to $0.39 and $1.50, for the corresponding 1999 periods representing an increase of 23% for both periods.

         Net interest income for the fourth quarter and year ended December 31, 2000 was $10.3 million and $42.3 million, respectively, compared to $12.6 million and $49.9 million for the same periods a year ago. With the recent reduction of interest rates and the potential for further reductions on the horizon the Company anticipates that it will be able to improve its interest spread.

         For the quarter ended December 31, 2000, net gain on mortgage loan sales and fees increased to $38.3 million from $19.0 million for the 1999 period, an increase of

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102%. For the year 2000, net gain on mortgage loan sales and fees was $134.3 million, compared to $80.2 million for the corresponding period a year ago, an increase of 67%. This was due to an increased volume of mortgage loan originations and sales of mortgages together with higher origination fees.

         The volume of mortgage loan production for the fourth quarter 2000 was $792.0 million, compared to $667.8 million for the comparable 1999 period, an increase of 19%. The volume of mortgage loan production for the year 2000 was $3.2 billion compared to $2.7 billion for the respective 1999 period, also an increase of 19%. The sustained high level of originations reflects the Company's efforts to continue to better serve the consumer, Doral's ongoing branch expansion, the Company's strength in new housing production and availability of a wide range of attractive financial products and services.

         Doral Bank, Puerto Rico (PR), which is Puerto Rico's fastest growing commercial bank, finished the year 2000 with over $2.6 billion in assets and contributed $8.6 and $25.2 million to the company's consolidated net income during the fourth quarter and year ended December 31, 2000, respectively, which represented 38% and 30% of consolidated net income for such periods. The Bank, which closed the year 2000 with 22 branches, expects to open 10 additional branches throughout Puerto Rico in 2001. Doral Bank also provides its customers fast and easy internet access to banking services.

         Doral Bank, New York (NY) had an excellent first full year of operations, having achieved profitability since the first quarter of 2000. Doral Bank NY is poised to launch an aggressive branch expansion program during 2001 and 2002. Mr. Salomon Levis, the Chairman of the Board and Chief Executive Officer, noted that, "the acceptance of the Bank by the various local communities has exceeded the Company's expectations." He also noted that the Company anticipates continuous growth in both earnings and assets at Doral Bank NY while maintaining a prudent lending policy based primarily on real estate lending.

         Mr. Levis, commented on the financial results by stating, "The year 2000 was a historic year for Doral Financial." Every major segment of Doral Financial made important contributions to the Company's excellent results. Assets under management grew to a new high in excess of $14 billion and record levels were achieved in earnings, capital, loan production, deposits, mortgage servicing portfolio, and other areas. Mr. Levis stated that, "we are optimistic that 2000 has laid the foundation for even greater achievements during 2001 and subsequent years." Mr. Levis opined that the recent increase in the price of Doral Financial's Common Stock was evidence that the equity markets have been recognizing these achievements.


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         Mr. Levis noted that a declining interest rate environment, as currently anticipated, should further bolster the Company's performance by contributing to such areas as mortgage loan production and net interest income. These components would also be aided by Doral Financial's continued banking expansion in New York and Puerto Rico which allows the Company to obtain more attractive funding through deposits and borrowings and by the continued strong demand for moderate and low income housing in Puerto Rico, Doral Financial's principal market. Mr. Levis stated that lower interest rates should also stimulate the demand for refinancings, which have traditionally represented a significant proportion of Doral Financial's mortgage production. The Chairman also felt that mortgage production could be stimulated by the proposal of the newly elected government in Puerto Rico to sponsor the construction of 50,000 new housing units during the next four years. This is in addition to the Company's existing pipeline of new housing to be financed with tax-exempt HUD-FHA/VA mortgage loans at reduced interest rates. The Chairman explained that Doral Financial's strong asset quality consisting principally of AAA rated investments and loans secured with residential mortgages should help protect the Company in a slowing economy.

         Mr. Levis closed by saying "We are bullish and excited about Doral Financial's opportunities and prospects for the year 2001. We look forward to continued strong performances from our traditional activities as well as contributions from new activities such as insurance, which we commenced through Doral Agency, Inc. in December 2000. We are committed to continue to enhance shareholder value."

         Doral Financial's Chief Executive Officer, its Chief Financial Officer and the Treasurer are available to answer appropriate questions regarding earnings results as well as other corporate matters at any time convenient to interested participants. You are welcome to call.

FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's economic future performance. The words or phrases "expect", "anticipate", "look forward" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, include regional and national economic conditions, changes in the interest rates, competitive and regulatory factors and legislative changes, could affect the


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Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


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                           DORAL FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (NASDAQ:DORL)
              (UNAUDITED, EXCEPT FOR YEAR ENDED DECEMBER 31, 1999)

STATEMENT OF INCOME

                                                                  QUARTER ENDED                              YEAR ENDED
                                                   --------------------------------------------     ----------------------------
                                                            DECEMBER 31,          SEPTEMBER 30,             DECEMBER 31,
                                                   ----------------------------   -------------     ----------------------------
                                                       2000             1999           2000             2000            1999
                                                   ------------     -----------    ------------     ------------     -----------
Interest income                                    $     86,714     $    66,220    $     87,132     $    325,545     $   211,679
Interest expense                                         76,425          53,586          76,713          283,241         161,795
                                                   ------------     -----------    ------------     ------------     -----------
Net interest income                                      10,289          12,634          10,419           42,304          49,884
Provision for loan losses                                 1,373             995           1,050            4,078           2,626
                                                   ------------     -----------    ------------     ------------     -----------
Net interest income after provision
  for loan losses                                         8,916          11,639           9,369           38,226          47,258
                                                   ------------     -----------    ------------     ------------     -----------
Non-interest income:
  Net gain on mortgage loan sales and fees               38,297          18,969          40,288          134,339          80,184
  Trading account                                        (1,608)          6,282          (7,373)          (9,393)         12,914
  Gain on sale of investment securities                     203           1,261            (277)           3,360           3,068
  Servicing income                                        6,800           6,355           6,615           26,418          24,936
  Commissions, fees and other income                      2,800           1,740           2,768            9,861           5,809
                                                   ------------     -----------    ------------     ------------     -----------
Total non-interest income                                46,492          34,607          42,021          164,585         126,911
                                                   ------------     -----------    ------------     ------------     -----------
Non-interest expense:
  Compensation and benefits, net                         10,713          11,031          10,351           40,514          44,838
  Taxes, other than payroll and income taxes              1,011             851           1,180            3,974           2,610
  Professional services                                   1,272           1,634           1,008            4,549           5,473
  Telephone                                               1,045           1,014             983            3,953           3,626
  Rent                                                    1,488           1,197           1,502            6,163           4,467
  Amortization of servicing assets                        4,282           2,714           3,578           14,268          10,988
  Depreciation and amortization                           2,063           1,365           1,889            7,179           4,534
  Maintenance                                               430             379             481            1,617           1,497
  Advertising                                             2,126           1,861           1,905            7,911           5,875
  Other, net                                              5,422           4,518           4,189           16,531          13,648
                                                   ------------     -----------    ------------     ------------     -----------
Total non-interest expense                               29,852          26,564          27,066          106,659          97,556
                                                   ------------     -----------    ------------     ------------     -----------
Income before income taxes                               25,556          19,682          24,324           96,152          76,613
Income taxes                                              2,813           1,973           3,286           11,496           8,687
                                                   ------------     -----------    ------------     ------------     -----------
NET INCOME                                         $     22,743     $    17,709    $     21,038     $     84,656     $    67,926
                                                   ============     ===========    ============     ============     ===========

EARNINGS PER SHARE:
  Basic                                            $       0.48     $      0.40    $       0.46     $       1.86     $      1.55
                                                   ============     ===========    ============     ============     ===========
  Diluted                                          $       0.48     $      0.39    $       0.46     $       1.85     $      1.50
                                                   ============     ===========    ============     ============     ===========
WEIGHTED COMMON SHARES OUTSTANDING:
  Basic                                              42,364,930      40,428,920      42,362,634       41,887,708      40,428,920
                                                   ============     ===========    ============     ============     ===========
  Diluted                                            42,879,327      42,402,209      42,571,789       42,093,509      42,421,477
                                                   ============     ===========    ============     ============     ===========


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                           DORAL FINANCIAL CORPORATION
                    Selected Balance Sheet And Operating Data
                  (Dollars in Thousands, Except Per Share Data)
                                  (Nasdaq:DORL)

                                                         AS OF
                                      ---------------------------------------------
                                      DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
                                      ------------    -------------   ------------
                                          2000             2000           1999
                                      ------------    -------------   ------------
                                      (UNAUDITED)      (UNAUDITED)      (AUDITED)
BALANCE SHEET DATA
Money market investments               $  399,320      $  269,261      $  370,236
Mortgage loans held-for-sale            1,354,605       1,336,314       1,015,703
Trading securities, at fair value       1,101,938       1,017,419         862,698
Securities held-to-maturity             1,504,738       1,543,644       1,509,060
Securities available-for-sale             235,949         213,688          66,325
Loans receivable, net                     398,191         369,366         231,184
Total Assets                            5,463,386       5,192,292       4,537,343
Stockholders' Equity                      503,567         471,520         384,982

                                                  FOR THE YEAR ENDED
                                                      DECEMBER 31,
                                            --------------------------------
                                                2000                1999
                                            -----------         -----------
OPERATING DATA
Mortgage Loan Production                    $ 3,174,000         $ 2,722,000
Loan Servicing Portfolio                    $ 8,804,706         $ 7,633,181

                                         FOR THE QUARTER ENDED         FOR THE YEAR ENDED
                                              DECEMBER 31,                DECEMBER 31,
                                         ---------------------        --------------------
                                           2000          1999          2000          1999
                                         -------        ------        ------        ------
FINANCIAL RATIOS
Return on average assets                   1.69%         1.63%         1.66%         1.92%
Return on average common equity           22.67%        21.80%        23.04%        21.92%
Common stock dividend payout ratio        21.03%        20.51%        20.50%        20.00%


                                              FOR THE QUARTER ENDED         FOR THE YEAR ENDED
                                                   DECEMBER 31,                DECEMBER 31,
                                              ---------------------       --------------------
                                                2000          1999         2000          1999
                                              -------       -------       ------        ------
Cash Dividends Per Share
  Common                                       $ 0.10       $ 0.08        $ 0.38        $ 0.30
  Cumulative Preferred (1)                     $   --       $20.00        $20.00        $80.00
  Noncumulative Preferred, Series A (2)        $ 0.88       $ 0.88        $ 3.52        $ 3.00
  Noncumulative Preferred, Series B (3)        $ 0.52       $   --        $ 0.70        $   --

(1) Represents dividends on 8,460 shares of the Company's 8% Convertible Cumulative Preferred Stock (Liquidation Preference $1,000 per share) which were privately placed with a local financial institution and converted into 1,933,714 shares of Common Stock on March 31, 2000.

(2) Represents dividends on 1,495,000 outstanding shares of the Company's 7% Non-Cumulative Monthly Income Preferred Stock (Liquidation Preference $50 per share).

(3) Represents dividends on 2,000,000 outstanding shares of the Company's 8.35% Non-Cumulative Monthly Income Preferred Stock (Liquidation Preference $25 per share).


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